Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CALYXT, INC.

Calyxt, Inc., a corporation organized and existing under the laws of the State of Delaware , does hereby certify as follows:

(1)	The name of the Corporation is Calyxt, Inc (the “Corporation”).

(2)	The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 25, 2017.

(3)

Pursuant to and in accordance with Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment hereby further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation to amend and restate in its entirety Section 1 of Article 4 as follows:

“Section 1. The total number of shares of stock which the Corporation shall have authority to issue is 325,000,000, consisting of 275,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Upon filing and effectiveness of this Certificate of Amendment with the Secretary of State of Delaware (the “Effective Time”), every five (5) issued and outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock (the “Reverse Stock Split”). The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Amended and Restated Certificate of Incorporation, as amended. No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares of Common Stock to which a stockholder would otherwise be entitled (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), all fractional shares of Common Stock resulting from the Reverse Stock Split shall be rounded up to the nearest whole share of Common Stock. The capital of the Corporation will not be reduced under or by reason of any amendment herein certified.”

(4)	This Certificate of Amendment shall become effective as of May 31, 2023 at 4:01 p.m. Eastern Time.

(5)

This Certificate of Amendment was duly proposed and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the affirmative vote of the holders of a majority of the Corporation’s outstanding stock entitled to vote thereon.

* * * * *

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this day of May 31, 2023.

CALYXT, INC.

By:	/s/ Michael A. Carr
Name:	Michael A. Carr
Title:	President and Chief Executive Officer